Exhibit 16.1

August 29, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Saratoga Resources, Inc.

Dear Sirs/Madams:

The undersigned MaloneBailey LLP previously acted as independent accountants of Saratoga Resources, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated August 29, 2022 of Saratoga Resources, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ MALONEBAILEY LLP